                                                                    EXHIBIT 10.2
                                                                               `
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                    OCCIDENTAL PARTNER SUB PURCHASE AGREEMENT


                                      AMONG


                           LYONDELL CHEMICAL COMPANY,


                    OCCIDENTAL CHEMICAL HOLDING CORPORATION,


                               OXY CH CORPORATION


                                       AND


                         OCCIDENTAL CHEMICAL CORPORATION



                                  July 8, 2002

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


                               TABLE OF CONTENTS

                                                                            Page

SECTION 1 COVENANTS REGARDING PRE-CLOSING RESTRUCTURING .....................  2
     1.1  Pre-Closing Restructuring .........................................  2
     1.2  Organization, Capitalization, Title ...............................  2
SECTION 2 PURCHASE AND SALE OF THE OCCIDENTAL PARTNER SUBS ..................  2
     2.1  Sale of the Occidental Partner Subs ...............................  2
     2.2  Purchase Price ....................................................  3
SECTION 3 CLOSING DATE, PAYMENT AND DELIVERY ................................  3
     3.1  Closing Date ......................................................  3
     3.2  Payment and Delivery ..............................................  3
     3.3  Payments of Cash; Delivery of Certificates ........................  3
SECTION 4 REPRESENTATIONS AND WARRANTIES OF OCCIDENTAL PARTIES ..............  4
     4.1  Organization, Good Standing and Power .............................  4
     4.2  Authorization and Validity of Agreements ..........................  4
     4.3  Lack of Conflicts .................................................  4
     4.4  Certain Fees ......................................................  5
     4.5  Occidental Partner Subs ...........................................  5
     4.6  Partnership Units .................................................  6
     4.7  Tax Matters .......................................................  7
SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ...................  8
     5.1  Organization, Good Standing and Power .............................  8
     5.2  Authorization and Validity of Agreement ...........................  9
     5.3  Lack of Conflicts .................................................  9
     5.4  Certain Fees ......................................................  9
     5.5  Financing ......................................................... 10
     5.6  Investment ........................................................ 10
     5.7  Investigation; No General Solicitation ............................ 10
     5.8  Sophistication and Financial Condition of Purchaser ............... 10
SECTION 6 ADDITIONAL AGREEMENTS ............................................. 10
     6.1  Conduct of Occidental Business Pending the Closing Date ........... 10
     6.2  Further Actions ................................................... 11
     6.3  Notifications ..................................................... 12
     6.4  No Inconsistent Action ............................................ 12
     6.5  Preservation of Corporate Existence of Oxy LP2 .................... 13
     6.6  Release ........................................................... 13
     6.7  [Intentionally Omitted] ........................................... 13
     6.8  Agreement Regarding OCC Indemnity ................................. 13
     6.9  Indemnity and Other Agreements Regarding Potential Loss
          of Units Under Section 14 of the Partnership Agreement ............ 13
SECTION 7 ADDITIONAL AGREEMENTS REGARDING CERTAIN TAX MATTERS ............... 16
     7.1  Absence of Section 338(h)(10) Election ............................ 16
     7.2  Absence of Tax Election As to Oxy LP1 ............................. 16
     7.3  Tax Indemnification ............................................... 16
     7.4  Tax Indemnification Duration ...................................... 16

     7.5   Straddle Periods ................................................  16
     7.6   Responsibility for Filing Tax Returns for Periods through
           Closing Date ....................................................  17
     7.7   Cooperation on Tax Matters ......................................  17
     7.8   Tax Sharing Agreements ..........................................  18
     7.9   Certain Taxes and Fees ..........................................  18
     7.10  Audits ..........................................................  18
     7.11  Carrybacks ......................................................  18
     7.12  Post Closing Elections ..........................................  18
     7.13  Consistent Tax Treatment ........................................  19
     7.14  Refunds .........................................................  19
SECTION 8  CONDITIONS TO CLOSING ...........................................  19
     8.1   Conditions Precedent to Obligations of Both Parties .............  19
     8.2   Conditions Precedent to Obligations of Occidental Parties .......  19
     8.3   Conditions Precedent to Obligations of the Purchaser ............  20
SECTION 9  TERMINATION .....................................................  21
     9.1   General .........................................................  21
     9.2   Effect of Termination ...........................................  22
SECTION 10 SURVIVAL AND INDEMNIFICATION ....................................  22
     10.1  Survival ........................................................  22
     10.2  Indemnification by the Purchaser ................................  23
     10.3  Indemnification by the Occidental Parties .......................  23
     10.4  Mutual Indemnity ................................................  24
     10.5  Mitigation; Limitation on Consequential, Punitive and
             Exemplary Damages; Exclusive Remedy ...........................  24
     10.6  EXTENT OF INDEMNIFICATION .......................................  25
     10.7  Procedures ......................................................  25
     10.8  Termination of Indemnification ..................................  27
SECTION 11 MISCELLANEOUS ...................................................  28
     11.1  Successors and Assigns ..........................................  28
     11.2  Benefits of Agreement Restricted to Parties .....................  28
     11.3  Notices .........................................................  28
     11.4  Severability ....................................................  29
     11.5  Press Releases ..................................................  29
     11.6  Confidentiality Agreement .......................................  30
     11.7  Entire Agreement ................................................  30
     11.8  Construction ....................................................  30
     11.9  Counterparts ....................................................  31
     11.10 Governing Law ...................................................  31
     11.11 Transaction Costs ...............................................  31
     11.12 Amendment .......................................................  31
     11.13 Jurisdiction; Consent to Service of Process; Waiver .............  31
     11.14 Waiver of Jury Trial ............................................  32
     11.15 Special Joinder by Oxy LP2 ......................................  32
     11.16 Special Joinder by Occidental ...................................  32
     11.17 Further Assurances ..............................................  32

                                      -ii-

APPENDIX

Appendix A        Definitions

SCHEDULES

Schedule 1.2      Organization, Capitalization, Title
Schedule 2.2      Allocation of Purchase Price
Schedule 4        Exceptions to Representations and Warranties of Occidental
                  Parties
Schedule 4.5      Organization, Capitalization, Title
Schedule 4.6      Partnership Units
Schedule 4.7(c)   Tax Returns - Filings and Audits
Schedule 4.7(e)   Tax Basis
Schedule 4.7(f)   Tax Returns
Schedule 4.7(h)   Payment of Taxes
Schedule 5        Exceptions to Representations and Warranties of the Purchaser
Schedule 5.5      Financing
Schedule 8.2(d)   Occidental Consents
Schedule 8.3(e)   Purchaser Consents

EXHIBITS

Exhibit A         Form of Escrow Agreement
Exhibit B         Form of Option to Sell Petrochemical Plant Agreement
Exhibit C         Form of $75 Million Note

                    OCCIDENTAL PARTNER SUB PURCHASE AGREEMENT

     This OCCIDENTAL PARTNER SUB PURCHASE AGREEMENT (this "Agreement"), dated July 8, 2002, is entered into by and among Lyondell Chemical Company, a Delaware corporation (the "Purchaser"), Occidental Chemical Holding Corporation, a California corporation ("OCHC"), Oxy CH Corporation, a California corporation ("Oxy CH"), and Occidental Chemical Corporation, a New York corporation ("OCC").

     The definitions of capitalized terms used in this Agreement are set forth in Appendix A.

                                    RECITALS

     WHEREAS, Oxy CH and OCC are each indirect wholly owned subsidiaries of OCHC;

     WHEREAS, OCC owns all of the outstanding capital stock of Occidental Petrochem Partner 1, Inc., a Delaware corporation ("Oxy LP1");

     WHEREAS, Oxy CH owns all of the outstanding capital stock of each of Occidental Petrochem Partner 2, Inc., a Delaware corporation ("Oxy LP2"), and Occidental Petrochem Partner GP, Inc., a Delaware corporation ("Oxy GP" and together with Oxy LP1 and Oxy LP2, the "Occidental Partner Subs");

     WHEREAS, the Occidental Partner Subs hold, in the aggregate, a 29.5% partnership interest in Equistar Chemicals, LP, a Delaware limited partnership (the "Partnership");

     WHEREAS, Oxy CH and OCC are the Occidental Parent referred to in the Parent Agreement for purposes of Section 2 of the Parent Agreement (the "Occidental Parent");

     WHEREAS, Lyondell and Millennium are each a "Parent" for purposes of the Parent Agreement;

     WHEREAS, Section 2.2 of the Parent Agreement provides a right of first option for Lyondell and Millennium to purchase a pro-rata portion of the Partner Sub Stock;

     WHEREAS, Millennium did not elect to purchase its pro-rata portion of the Partner Sub Stock and Lyondell elected to purchase all of the Partner Sub Stock; and

     WHEREAS, the Occidental Parent desires to Transfer all of the Partner Sub Stock to the Purchaser upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties set forth herein, it is hereby agreed as follows:

                                    SECTION 1
                  COVENANTS REGARDING PRE-CLOSING RESTRUCTURING

     1.1 Pre-Closing Restructuring. Prior to Closing, OCC shall cause Oxy LP1 to convert into a Delaware limited liability company.

     1.2 Organization, Capitalization, Title. The Occidental Parties covenant that as of Closing:

          (a) The name, form of entity and jurisdiction of incorporation or organization of Oxy LP1 will be as set forth on Schedule 1.2. True, correct and complete copies of the limited liability company organizational documents for Oxy LP1 will be delivered to the Purchaser prior to Closing.

          (b) The capitalization of Oxy LP1 will be as set forth on Schedule
     1.2. The respective limited liability company interests set forth thereon will constitute all the outstanding ownership interests of Oxy LP1. The Oxy LP1 Interests, Oxy LP2 Shares and Oxy GP Shares collectively will represent 100% of Occidental's ownership interest in the Partnership.

          (c) All of the Oxy LP1 Interests will be owned beneficially and of record by OCC. All Oxy LP1 Interests will be duly authorized and validly issued in accordance with its governing or organizational documents, and will be fully paid and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Limited Liability Company Act of the State of Delaware) and none of the Oxy LP1 Interests will have been issued in violation of any preemptive rights.

          (d) OCC will own all of the limited liability company interests set forth in Schedule 1.2 free and clear of all Encumbrances, and such interests will not be subject to any agreements or understandings with respect to the voting, ownership or Transfer thereof. There will not be outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, any Occidental Party or its Affiliates to purchase or otherwise acquire or to sell or otherwise dispose of any security or equity interest of Oxy LP1.

          (e) OCC will have full legal right to Transfer the Oxy LP1 Interests to the Purchaser or one or more of its Affiliates.

                                   SECTION 2
                PURCHASE AND SALE OF THE OCCIDENTAL PARTNER SUBS

     2.1  Sale of the Occidental Partner Subs. At Closing:

          (a) OCC shall Transfer and deliver to the Purchaser, or to one or more Affiliates of the Purchaser designated in writing by the Purchaser, all of the Oxy LP1 Interests and the Purchaser (or such Affiliate or Affiliates) shall purchase and acquire all of the Oxy LP1 Interests from OCC; and

          (b) Oxy CH shall Transfer and deliver to the Purchaser, or to one or more Affiliates of the Purchaser designated in writing by the Purchaser, all of the Oxy LP2 Shares and the Oxy GP Shares and the Purchaser (or such Affiliate or Affiliates) shall purchase and acquire all of the Oxy LP2 Shares and the Oxy GP Shares from Oxy CH.

     2.2 Purchase Price. The aggregate purchase price payable to OCC and Oxy CH by the Purchaser for the Partner Sub Stock shall be $440,010,000. Such aggregate purchase price shall be allocated between OCC and Oxy CH as set forth on
Schedule 2.2.

                                   SECTION 3
                       CLOSING DATE, PAYMENT AND DELIVERY

     3.1 Closing Date. The Closing shall be held at the offices of Baker Botts L.L.P. in Houston, Texas at 10:00 a.m. on (i) August 30, 2002, or (ii) if all conditions set forth in Sections 8.1, 8.2 and 8.3, other than conditions to be satisfied at Closing, have not been satisfied or waived by that date, on the third Business Day after the first day all such conditions have been satisfied or waived or (iii) on such other date as may be agreed to in writing by the Parties (the "Closing Date").

     3.2  Payment and Delivery. At Closing:

          (a) the Purchaser shall, or shall cause its Affiliates to, transmit the portion of the aggregate purchase price allocated to OCC and Oxy CH in
     Schedule 2.2 to OCC and Oxy CH, respectively,

          (b) OCC shall deliver to the Purchaser a certificate representing the Oxy LP1 Interests purchased hereunder (together with a stock power executed in blank and any other appropriate documentation to a similar effect as reasonably requested by the Purchaser) and

          (c) Oxy CH shall deliver to the Purchaser certificates representing the Oxy GP Shares and the Oxy LP2 Shares purchased hereunder (together in each case with stock powers executed in blank and any other appropriate documentation to a similar effect as reasonably requested by the Purchaser).

     3.3 Payments of Cash; Delivery of Certificates. Any funds required to be paid hereunder shall be made by wire transfer of immediately available funds to an account designated by the intended recipient of such funds in writing. Any Partner Sub Stock certificates delivered hereunder shall be duly registered in the name of the intended recipient and shall bear the legend set forth in
Section 2.1(b) of the Parent Agreement.

                                    SECTION 4
              REPRESENTATIONS AND WARRANTIES OF OCCIDENTAL PARTIES

          Except as set forth on Schedule 4, the Occidental Parties jointly and severally represent and warrant to the Purchaser as follows:

     4.1 Organization, Good Standing and Power. Each Occidental Party (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its assets and to conduct its business as now being conducted by it, (ii) is duly authorized, qualified or licensed to do business as a foreign corporation in, and is in good standing in, each of the jurisdictions in which its right, title or interest in or to any of the assets held by it or the business conducted by it, requires such authorization, qualification or licensing, except where the failure to be so authorized, qualified, licensed or in good standing would not be reasonably likely to have an Occidental Material Adverse Effect and (iii) has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

     4.2  Authorization and Validity of Agreements.

          (a) The execution, delivery and performance by each Occidental Party of this Agreement and the consummation by each such Party of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or similar action on its part. This Agreement has been duly and validly executed and delivered by each Occidental Party and is its legal, valid and binding obligation, enforceable against each such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

          (b) The execution, delivery and performance by each Occidental Party of the Related Purchase Agreements to which it will be a party and the consummation by each such Occidental Party of the transactions contemplated thereby will be, as of the Closing, duly authorized and approved by all necessary corporate action on its part. At the Closing, each of the Related Purchase Agreements to which an Occidental Party will be a party will be duly and validly executed and delivered by it and will be upon execution and delivery its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

     4.3 Lack of Conflicts. Execution, delivery and, assuming receipt of the Consents contemplated by Schedule 8.2(d), performance by each Occidental Party of this Agreement and the Related Purchase Agreements to which it is or will be a party and the consummation by each such party of the transactions contemplated hereby and thereby does not and, as of the Closing, will not (i) violate (with or without the giving of notice or the lapse of time or both) any Legal Requirement applicable to any of them or any of their Subsidiaries or to Occidental, other than those that would not be reasonably likely to have an Occidental Material Adverse Effect, (ii) conflict with, or result in the breach of, any provision of the charter or by-laws or similar governing or organizational documents of any of them or any of their Subsidiaries, (iii) result in the creation of any Encumbrance upon any of their assets, other than those arising under this Agreement or those that would not be reasonably likely to have an Occidental Material Adverse Effect or
(iv) violate, conflict with or result in the breach or termination of or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event that with notice, lapse of time or both, would constitute a default or event of default under the terms of, any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which any of them or any of their Subsidiaries or Occidental is a party or by which the properties or businesses of any of them or any of their Subsidiaries are bound, except for violations, conflicts, breaches, terminations and defaults that would not be reasonably likely to have an Occidental Material Adverse Effect.

     4.4 Certain Fees. No Occidental Party nor any of its Affiliates nor any of its officers, directors or employees, on behalf of it or such Affiliates, has employed any broker or finder or incurred any other liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     4.5  Occidental Partner Subs.

          (a) The name, form of entity and jurisdiction of incorporation or organization of each Occidental Partner Sub as of the date of this Agreement are set forth on Schedule 4.5. True, correct and complete copies of the charter and bylaws or comparable organizational documents for each Occidental Partner Sub have been delivered to the Purchaser.

          (b) The capitalization of each Occidental Partner Sub as of the date of this Agreement is as set forth on Schedule 4.5. The respective shares set forth thereon constitute all the outstanding capital stock of each such Occidental Partner Sub, as of the dates indicated thereon. The Oxy LP1 Shares, Oxy LP2 Shares and Oxy GP Shares collectively represent 100% of Occidental's ownership interest in the Partnership.

          (c) As of the date of this Agreement, (i) Oxy LP1 Shares are owned beneficially and of record by OCC and (ii) the Oxy LP2 Shares and Oxy GP Shares are owned beneficially and of record by Oxy CH. All Partner Sub Stock is duly authorized, validly issued, fully paid and nonassessable and none of the Partner Sub Stock was issued in violation of any preemptive rights.

          (d) OCC and Oxy CH own all of the shares of Partner Sub Stock as set forth in Section 4.5(c) free and clear of all Encumbrances, and such shares are not subject to any agreements or understandings with respect to the voting, ownership or Transfer thereof. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, any Occidental Party or any of its Affiliates to purchase or otherwise acquire or to sell or otherwise dispose of any security or equity interest in any of the Occidental Partner Subs.

          (e) OCC and Oxy CH have full legal right, respectively, to Transfer the Oxy LP1 Shares, Oxy LP2 Shares and Oxy GP Shares to the Purchaser (or one or more of its Affiliates).

          (f) Except for any liability of Oxy GP arising under Delaware law because it is a general partner of the Partnership, in the case of each Occidental Partner Sub, (A) its business is and, since its incorporation, has been restricted solely to the holding of its Units and the doing of things necessary or incidental in connection therewith (including the exercise of its rights and powers under the Partnership Agreement), (B) it does not and, since its incorporation, has not, owned any assets, incurred any liabilities or engaged, participated or invested in any business outside the scope of the business set forth in (A), (C) it does not and, since its incorporation, has not, had any employees, (D) it does not have any outstanding debt obligations, including any permitted under Section 2.4 of the Parent Agreement, (E) it is not a party to any contracts or agreements and (F) except as provided in Section 6.8, it has not incurred any other liabilities that remain outstanding.

          (g) In the case of the Occidental Partner Subs, taken together, (A) to the Knowledge of each Occidental Party, no Occidental Partner Sub has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that do not or are not reasonably likely to have, individually or in the aggregate, an Occidental Material Adverse Effect and (B) there are no Proceedings pending or to any Occidental Party's Knowledge, threatened, involving any Occidental Partner Sub that could reasonably be expected to have an Occidental Material Adverse Effect and no Occidental Party has Knowledge of any judgment, order writ, injunction or decree of any Authority against or involving any Occidental Partner Sub. No Occidental Partner Sub is, or with the giving of notice or lapse of time or both would be, in violation of or in default under its charter or by-laws or similar governing or organizational documents or any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which such Occidental Partner Sub is a party or by which it or any of its properties is bound, except for violations and defaults that individually and in the aggregate would not be reasonably likely to have an Occidental Material Adverse Effect.

     4.6 Partnership Units. Each Occidental Partner Sub owns beneficially and of record the Units set forth opposite its name on Schedule 4.6 and the partnership interests that relate thereto free and clear of all Encumbrances, and such Units and related partnership interests are not subject to any agreements or understandings with respect to the voting, ownership or Transfer thereof or with respect to any other rights of a partner of the Partnership holding such Units under the Partnership Agreement. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, any Occidental Party or any of its Affiliates to purchase or otherwise acquire or to sell or otherwise dispose of the Units or the related partnership interests.

     4.7  Tax Matters.

          (a) Each Occidental Partner Sub has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by any Occidental Partner Sub (whether or not shown on any Tax Return) have been paid. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Occidental Partner Sub.

          (b) Each Occidental Partner Sub has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (c) No Occidental Partner Sub has reason to expect that any Authority will assess an Occidental Partner Sub for additional Taxes (other than Taxes attributable to its interest in the Partnership) for any period for which Tax Returns have been filed. No Occidental Partner Sub has received from any foreign, federal, state or local taxing Authority (including jurisdictions where any Occidental Partner Sub has not filed Tax Returns) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing Authority against any Occidental Partner Sub (other than Tax attributable to its interest in the Partnership). The Occidental Parties or their Affiliates have delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Occidental Partner Sub filed or received since its formation.

          (d) No Occidental Partner Sub has filed a consent underss.341(f) of the Code concerning collapsible corporations.

          (e) To the Knowledge of the Occidental Parties, the correct aggregate tax basis (as determined solely for federal income tax purposes) of the properties that have been contributed to the Partnership by Oxy GP and Oxy LP2 (or their predecessors in interest) is at least 95% of the aggregate tax basis amount reported to the Partnership. Schedule 4.7(e) sets forth the following information (as determined solely for federal income tax purposes) with respect to each Occidental Partner Sub as of the most recent practicable date: (i) the basis of each Occidental Partner Sub in each of its assets other than its interest in the Partnership; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to any Occidental Partner Sub; and (iii) the amount of any deferred gain or loss allocable to any Occidental Partner Sub arising out of any intercompany transaction, other than such deferred gains or losses included in the income of an Occidental Partner Sub in a tax year ending on or before the Closing Date.

          (f) Each Occidental Partner Sub has amended or will amend its federal income Tax Returns corresponding exactly to the information provided to such Occidental Partner Sub by the Partnership.

          (g) Other than because of such items being reported by the Partnership, Oxy LP2 will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

          (h) Each Affiliated Group of which any Occidental Partner Sub is or was a member (each an "Occidental Affiliated Group") has filed all income Tax Returns that it was required to file for each taxable period during which any Occidental Partner Sub was a member of such group. Any tax shown as due on such returns as owing has been paid. With respect to the items on such Occidental Affiliated Group Tax Returns specifically concerning any Occidental Partner Sub, other than items for which such Tax Returns are filed or amended in accordance with information provided by the Partnership, there is no dispute or claim either (i) claimed or raised by any authority in writing or (ii) as to which any Occidental Party or its Affiliate has Knowledge based upon personal contact with any agent of such authority.

          (i) None of the Occidental Partner Subs has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

                                   SECTION 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          Except as set forth on Schedule 5, the Purchaser represents and warrants to the Occidental Parties that:

     5.1 Organization, Good Standing and Power. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority to own, lease and operate its assets and to conduct its business as now being conducted by it,
(ii) is duly authorized, qualified or licensed to do business as a foreign corporation in, and is in good standing in, each of the jurisdictions in which its right, title or interest in or to any of the assets held by it or the business conducted by it, requires such authorization, qualification or licensing, except where the failure to be so authorized, qualified, licensed or in good standing would not be reasonably likely to have a Purchaser Material Adverse Effect and (iii) has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

     5.2  Authorization and Validity of Agreement.

          (a) The execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by the Purchaser and is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

          (b) The execution, delivery and performance by the Purchaser of the Related Purchase Agreements to which it will be a party and the consummation by the Purchaser of the transactions contemplated thereby will be, as of the Closing, duly authorized and approved by all necessary corporate action on its part. At the Closing, each of the Related Purchase Agreements to which the Purchaser will be a party will be duly and validly executed and delivered by it and will be upon execution and delivery its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

     5.3 Lack of Conflicts. The execution, delivery and, assuming receipt of the Consents contemplated by Schedule 8.3(e), performance by the Purchaser of this Agreement and the Related Purchase Agreements to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby does not and, as of the Closing, will not (i) violate (with or without the giving of notice or the lapse of time or both) any Legal Requirement applicable to it or any of its Subsidiaries, other than those that would not be reasonably likely to have a Purchaser Material Adverse Effect, (ii) conflict with, or result in the breach of, any provision of the charter or by-laws or similar governing or organizational documents of it or any of its Subsidiaries,
(iii) result in the creation of any Encumbrance upon any of its assets, other than those arising under this Agreement or those that would not be reasonably likely to have a Purchaser Material Adverse Effect or (iv) violate, conflict with or result in the breach or termination of or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event that with notice, lapse of time or both, would constitute a default or event of default under the terms of, any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which it or any of its Subsidiaries is a party or by which the properties or businesses of it or any of its Subsidiaries are bound, except for violations, conflicts, breaches, terminations and defaults that would not be reasonably likely to have a Purchaser Material Adverse Effect.

     5.4 Certain Fees. Neither the Purchaser nor any of its Affiliates nor any of their officers, directors or employees, on behalf of the Purchaser or such Affiliates, has employed any broker or finder or incurred any other liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     5.5 Financing. The Purchaser either (i) has sufficient cash resources to pay the purchase price set forth in Section 2.2 and to pay all of its associated fees and expenses or (ii) has entered into definitive agreements as described in
Schedule 5.5 providing for sufficient funds to pay the purchase price set forth in Section 2.2 and to pay all of its associated fees and expenses.

     5.6 Investment. The Purchaser is acquiring the Partner Sub Stock for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law and has not offered or sold any portion of the Partner Sub Stock to be acquired by it. The Purchaser acknowledges that any certificate representing Partner Sub Stock will bear the legend set forth in Section 2.1(b) of the Parent Agreement.

     5.7 Investigation; No General Solicitation. The Purchaser has had a reasonable opportunity to ask questions relating to and otherwise discuss the Partnership's business, management and financial affairs with the Occidental Parties' management and other Persons, and the Purchaser has received satisfactory responses to its inquiries. To the extent necessary, the Purchaser has retained, at the expense of the Purchaser, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Partner Sub Stock hereunder. The Purchaser has relied only on its own independent investigation and on the Occidental Parties' representations and warranties in this Agreement before deciding to acquire the Partner Sub Stock.

     5.8 Sophistication and Financial Condition of Purchaser. The Purchaser is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters or its professional advisors have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Partner Sub Stock and to protect its own interest in connection with its acquisition of the Partner Sub Stock. The Purchaser is able to bear the economic risk of this investment, is able to hold the Partner Sub Stock indefinitely and has a sufficient net worth to sustain a loss of its entire investment in the Partner Sub Stock in the event such loss should occur.

                                   SECTION 6
                              ADDITIONAL AGREEMENTS

     6.1 Conduct of Occidental Business Pending the Closing Date. Each Occidental Party agrees that, except as required or specifically contemplated by this Agreement or otherwise consented to or approved in writing by the Purchaser, during the period commencing on the date hereof and ending on the Closing Date, it shall and shall cause its Affiliates to:

          (a) not amend the organizational documents of any of the Occidental Partner Subs or permit the merger or consolidation of any of the Occidental Partner Subs;

          (b) not cause or permit any of the Occidental Partner Subs to (i) enter into any agreement of any nature, (ii) lease, assign or dispose of any assets, (iii) purchase or otherwise acquire any assets, (iv) incur or assume any liabilities, (v) except as set forth in the OCC Indemnity and as contemplated by Section 6.8, assume, guarantee, endorse or otherwise become liable with respect to any indebtedness or (vi) waive any material claims or rights;

          (c) not cause or permit any of the Occidental Partner Subs to (i) issue any shares of capital stock or limited liability interests or other equity or debt securities or options, warrants, conversion rights or other rights to acquire equity or debt securities or (ii) split, combine or reclassify any of their capital stock or limited liability interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu or in substitution for, shares of their capital stock or limited liability interests;

          (d) not purchase or otherwise acquire any shares of capital stock of the Purchaser;

          (e) maintain its or their books, accounts and records of and relating to the Occidental Partner Subs in the usual, regular and ordinary manner, on a basis consistent with past practice and in accordance with GAAP, comply in all material respects with all Legal Requirements and contractual obligations applicable to the Occidental Partner Subs and perform all of its or their material obligations relating to the Occidental Partner Subs;

          (f) after obtaining Knowledge thereof, give notice to the Purchaser of any claim or litigation (threatened or instituted) or any other event or occurrence that could reasonably be expected to have an Occidental Material Adverse Effect;

          (g) not take any action that is reasonably likely to result in its representations and warranties in Section 4 not being true in all material respects as of the Closing Date;

          (h) not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, or amendment would have the effect of increasing the Tax liability of Oxy LP2 or Oxy GP for any period ending after the Closing Date;

          (i) not create or suffer to exist any Encumbrance (i) on the Oxy LP1 Shares, Oxy LP2 Shares and Oxy GP Shares or (ii) following the conversion of Oxy LP1 into a limited liability company as contemplated by Section 1.1, on the Oxy LP1 Interests; and

          (j) not agree, whether in writing or otherwise, to take any action it has agreed pursuant to this Section 6.1 not to take.

     6.2  Further Actions.

          (a) Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to resolve the objections, if any, as may be asserted by any Authority with respect to the transactions contemplated hereby under any antitrust laws or regulations.

          (b) Each Party shall act in good faith and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to confirm that such transactions have been accomplished, including using its commercially reasonable efforts to obtain and effect prior to the Closing Date all Consents and Filings necessary to consummate the transactions contemplated hereby. Each Party shall furnish to the other Parties and their Affiliates such necessary information and assistance as the other may reasonably request in connection with its preparation of any such Filings or other materials required in connection with the foregoing.

          (c) Each Party shall keep the other Parties fully informed from time to time as any such other Party shall reasonably request as to the status of all Consents being sought by such Party pursuant to Section 6.2(b).

          (d) Each Party shall furnish to the other Parties such information, cooperation and assistance as reasonably may be requested in connection with the foregoing.

          (e) Each Party shall act in good faith to effect the Closing at the earliest practicable date.

          (f) None of the provisions of this Section 6.2 shall under any circumstances require the Parties or their respective Affiliates to (i) pay any consideration other than legal fees and other customary expenses, (ii) surrender, modify or amend in any respect any contract, lease, mortgage or other agreement or instrument (including this Agreement), (iii) hold separately (in trust or otherwise), divest itself of, or otherwise rearrange the composition of, any of its assets, (iv) agree to any limitations on its freedom of action with respect to future acquisitions of assets or securities or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset or security it now owns or hereafter acquires or (v) agree to any of the foregoing or any other conditions or requirements of any Governmental Authority or other Person, in each case to the extent that doing so would be adverse or burdensome to such Person in any material respect.

     6.3 Notifications. Each Party shall notify the other Parties and keep each of them advised as to (i) any Proceeding that is either pending or, to its Knowledge, threatened against such Party that challenges the transactions contemplated hereby; and (ii) any fact or circumstance of which such Party has Knowledge that indicates that any condition to Closing is reasonably likely not to be satisfied in a timely fashion.

     6.4 No Inconsistent Action. No Party shall take any material action inconsistent with its obligations under this Agreement or that could materially hinder or delay the consummation of the Closing; provided, however, that any action that may be taken in accordance with Section 6.1 shall not be deemed to violate this Section 6.4.

     6.5 Preservation of Corporate Existence of Oxy LP2. After the Closing and prior to the first anniversary of the Closing Date, the Purchaser shall not, and shall not cause or permit any of its Affiliates to, (i) cause Oxy LP2 to be changed from a corporation to another form of entity or (ii) take any action to effect the merger, consolidation or liquidation or the Transfer of more than 50% of the assets of Oxy LP2.

     6.6 Release. Except for the agreement regarding the OCC Indemnity set forth in Section 6.8, effective upon Closing, Occidental, OCHC, OCC and Oxy CH hereby unconditionally and irrevocably release and forever discharge, to the full extent permitted by applicable law, on behalf of themselves and each of their Affiliates, Oxy LP1, Oxy LP2 and Oxy GP and their successors and assigns, from any and all rights of setoff or contribution for any liability of Occidental, OCHC, OCC or Oxy CH.

     6.7  [Intentionally Omitted].

     6.8 Agreement Regarding OCC Indemnity. Effective as of the Closing, Oxy LP2 shall indemnify OCC for any amount OCC is required to pay pursuant to the OCC Indemnity.

     6.9  Indemnity and Other Agreements Regarding Potential Loss of Units Under
Section 14 of the Partnership Agreement.

          a)   The Parties hereby acknowledge and agree that:

               (i) OCC owns the Lake Charles Facility subject to the LC Lease, a Petrochemical Plant Site Right of First Refusal Agreement dated August 31, 1983 ("Plant ROFR") in favor of CITGO Petroleum Corporation, a Delaware corporation ("CITGO"), and the Orange-Lake Charles Pipeline Right of First Refusal Agreement dated August 23, 1983 in favor of CITGO (together with the Plant ROFR, the "ROFRs");

               (ii) This Agreement does not constitute (A) the entering into of any contract, agreement, Lease (as defined in each of the ROFRs) or other arrangement to make any Disposition (as defined in each of the ROFRs) or (B) the granting of an option or other right to acquire or Lease (as defined in each of the ROFRs) the Lake Charles Facility or any part thereof or any interest therein;

               (iii) This Agreement (A) shall not grant any rights whatsoever to Purchaser with respect to the Lake Charles Facility other than indirect rights in the LC Lease and (B) is subject to, and not superior to, CITGO's rights under the ROFRs; and

               (iv) An independent third party appraiser has determined that, as of the date of the Appraisal, the Lake Charles Facility's fair market value is $75 million, and the Parties have reflected this valuation in the Plant Put Option Agreement.

          (b) If at any time prior to a Lease Termination Event the Purchaser believes in good faith it would be in the best interests of the Partnership, then OCC may make the Plant Transfer to the Partnership if OCC's board of directors, in its sole discretion, elects to do so. In such event, the Purchaser shall take all actions necessary to cause the Partnership to accept the Plant Transfer that are within its control and shall use commercially reasonable efforts to obtain from the Partnership and any other partners of the Partnership all such actions by them as are necessary for the Partnership to accept the Plant Transfer.

          (c) (i) If there is a Lease Termination Event and (A) OCC or one of its Affiliates owns the Lake Charles Facility and (B) no Person other than OCC, its Affiliates, the Partnership or the Purchaser is entitled to use and operate the Lake Charles Facility, then the Parties shall use their commercially reasonable efforts to agree, and to cause the Partnership to consent, to an arrangement that provides for the use and operation of the Lake Charles Facility by the Purchaser or its designee on terms reasonably acceptable to OCC and the Purchaser or its designee (which may include formation of the LC Partnership (as defined in the Partnership Agreement)).

               (ii) If the Parties are unable to reach agreement as to the arrangement described in Section 6.9(c)(i), then, upon the Purchaser's request, OCC or one of its Affiliates shall operate or hold the Lake Charles Facility at the Purchaser's direction and for the Purchaser's benefit and account. If the Purchaser does not make such request, OCC or one of its Affiliates may operate the Lake Charles Facility for its own or its Affiliates' benefit and account.

          (d) At the Closing, the Parties shall execute and deliver the Plant Put Option Agreement. The Plant Put Option Agreement shall provide, among other things, that: (i) OCC shall have the right in its sole discretion to consummate a Plant Transfer to the Purchaser or, at the Purchaser's option, its designee (the "Put Right"); (ii) the Put Right shall be exercisable for a period commencing on May 16, 2003 and terminating on the earlier of the date that is (A) 60 days after the date a Lease Termination Event occurs (unless one of the events described in Section 6.9(e)(ii) or (iii) has occurred and is continuing, in which case the 60-day time period shall be tolled while the events described in Section 6.9(e)(ii) or (iii) are continuing), (B) the date of a No Rebuilding Termination or (C) July 1, 2009; and (iii) the purchase price to be paid by the Purchaser for the Plant Transfer shall be $75,000,000. Upon consummation of the Plant Transfer as contemplated by this Section 6.9(d), the Parties acknowledge and agree that Section 14 of the Partnership Agreement shall not be applicable.

          (e) If there has been a Lease Termination Event and none of the following has occurred and, in the case of clauses (ii) or (iii) below, is continuing:

               (i)  the Plant Transfer as described under Section 6.9(b);

               (ii) an arrangement providing for the use and operation of the Lake Charles Facility by the Purchaser or its designee as described under Section 6.9(c)(i) and such arrangement continues to be in effect;

               (iii) OCC or one of its Affiliates is operating or holding the Lake Charles Facility at the Purchaser's direction and for the Purchaser's benefit and account as described under Section 6.9(c)(ii) and continues to do so (the event described in this clause shall be deemed to have occurred and be continuing so long as either (A) the Purchaser did not request such operation or holding or (B) such operation or holding ceases because the Purchaser or its designee so requests); or

               (iv) the Put Right has been exercised and the closing has occurred under the Plant Sale Agreement as described under Section 6.9(d);

     then, on the date that none of Section 6.9(e)(i), (ii), (iii) or (iv) has occurred and, in the case of clauses (ii) or (iii) above, is continuing, the Occidental Parties shall promptly pay (and shall be jointly and severally liable to promptly pay) to the Purchaser or its designee an amount (the "Make Whole Amount") equal to the greater of (x) $75 million in cash or (y) the Alternate Cash Consideration.

          (f) The provisions of Sections 6.9(b), 6.9(c), 6.9(d), 6.9(e) and 6.9(h) shall be the Purchaser's sole and exclusive remedy for any loss of Units it or its Affiliates might incur as a result of the operation of
     Section 14 of the Partnership Agreement or as a result of the loss of the use and operation of the Lake Charles Facility; provided, however, that the exclusivity of these provisions with regard to first party claims of the Purchaser shall not in any manner preempt or limit any rights that the Purchaser and its Affiliates may have with respect to Third Party Claims (as defined in the Parent Agreement) under Section 3.4 of the Parent Agreement or Third Party Claims under any analogous provisions contained in this Agreement.

          (g) Each of the Purchaser and the Occidental Parties shall mitigate, and shall cause each of its respective Affiliates to mitigate, any damages resulting from a loss of Units as a result of the operation of Section 14 of the Partnership Agreement or from the loss of the use and operation of the Lake Charles Facility, by taking all actions which a reasonable person would undertake to minimize or alleviate the amount of such losses and the consequences thereof, as if such Person would be required to suffer the entire amount of such losses and the consequences thereof by itself, without recourse or any remedy against another Person, including pursuant to the right of the Purchaser to receive the Make Whole Amount hereunder.

          (h) If there is a No Rebuilding Termination and as a result thereof the Purchaser or any of its Affiliates suffers a loss of Units pursuant to
     Section 14.3 of the Partnership Agreement, then, provided that the Partnership has complied with its obligation to deliver the related Proceeds to OCC under Section 12 or 13 of the LC Lease, as applicable, the Occidental Parties shall pay the Purchaser the Make Whole Amount.

          (i) As security for the Occidental Parties' obligations pursuant to Sections 6.9(e) and 6.9(h), OCHC shall establish and fund the Section 14 Escrow.

          (j) The Parties and their respective Affiliates (including, for these purposes, the Partnership to the extent any of such Persons have the power to control the Partnership's actions) agree that in connection with or otherwise in relation to any Lease Termination Event, they shall not directly or indirectly take any action that is contrary to or inconsistent with the provisions of this Section 6.9.

                                    SECTION 7
               ADDITIONAL AGREEMENTS REGARDING CERTAIN TAX MATTERS

     7.1 Absence of Section 338(h)(10) Election. The Parties and Occidental agree that, with respect to the purchase of the Oxy LP2 Shares and the Oxy GP Shares, the Parties and Occidental shall not make an election or cause or permit any of its Affiliates or its or their successors to make an election with respect to Section 338(h)(10) of the Code or any comparable provision of applicable law.

     7.2 Absence of Tax Election As to Oxy LP1. The Occidental Parties shall not, and shall not cause or permit any of their Affiliates to, make any affirmative election for Oxy LP1 with respect to the conversion of Oxy LP1 to a Delaware limited liability company to be treated as an association subject to taxation as a corporation for purposes of the Code.

     7.3 Tax Indemnification. Each Occidental Party shall jointly and severally indemnify each Occidental Partner Sub, the Purchaser and the Purchaser's Affiliates and hold them harmless from and against without duplication, any Loss attributable to (i) all Taxes (or the non-payment thereof) of any Occidental Partner Sub for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member (other than on Occidental Partner Sub) of an affiliated, consolidated, combined or unitary group of which any Occidental Partner Sub (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any and all Taxes of any Person (other than an Occidental Partner Sub) imposed on any Occidental Partner Sub as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing and (iv) arising by reason of any breach by an Occidental Party of the representations contained in Section 4.7.

     7.4 Tax Indemnification Duration. The obligations of the Occidental Parties pursuant to Section 7.3 are unconditional and absolute and shall remain in effect until audit, assessment and collection of any such Taxes are barred by the applicable statute of limitations plus sixty days.

     7.5 Straddle Periods. Occidental shall include the taxable income or loss of Oxy LP1, Oxy LP2 and Oxy GP (including any deferred income triggered into income under Treasury Regulation Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-1) on Occidental's consolidated federal income Tax

Returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. The income of Oxy LP1, Oxy LP2 and Oxy GP will be apportioned through the period up to and including the Closing Date and the period after the Closing Date by closing the books of Oxy LP1, Oxy LP2 and Oxy GP as of the Closing Date. Notwithstanding the foregoing, however, Occidental and the Purchaser agree that all transactions not in the ordinary course of business occurring on the Closing Date after the Purchaser's purchase of the Occidental Partner Subs shall be reported on the Purchaser's consolidated federal income tax return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

     7.6 Responsibility for Filing Tax Returns for Periods through Closing Date. For all taxable periods ending on or before the Closing Date, Occidental shall cause the Occidental Partner Subs to join in Occidental's consolidated federal income tax return, to join in any applicable combined or unitary state Tax Return filed by Occidental (or an Affiliate) and, in jurisdictions requiring separate reporting from Occidental, to file separate company state and local Tax Returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice of the Partnership, except as required by a change in applicable law or except as required for closing the books of Oxy LP1, Oxy LP2 and Oxy GP as of the Closing Date. The Purchaser shall cause the Partnership and the Occidental Partner Subs to furnish information to Occidental as reasonably requested by Occidental to allow Occidental to satisfy its obligations under this Section 7.6 in accordance with past custom and practice, except that in no event shall such requested information be furnished to Occidental any later than the later of, (i) six months following the Closing Date or (ii) one month following the date such information was requested. Except for items reported by the Partnership, the Occidental Parties and their Affiliates shall not file any Tax Return that departs from past practice that would have a material adverse impact on the Tax attributes or liabilities of Oxy LP2 after the Closing Date. The Purchaser shall include the Occidental Partner Subs in its combined or consolidated income tax returns, for all periods other than periods ending on or before the Closing Date. The Purchaser shall not cause any Occidental Partner Sub to file any Tax Return for a Pre-Closing Tax Period.

     7.7  Cooperation on Tax Matters.

          (a) The Purchaser, Occidental Partner Subs and the Occidental Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this
     Section 7.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section 7.7. The Occidental Parties agree, and shall cause their Affiliates (including the Occidental Partner Subs), to retain all books and records with respect to Tax matters pertinent to the Occidental Partner Subs relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority.

          (b) The Purchaser and the Occidental Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including with respect to the transactions contemplated hereby).

          (c) The Purchaser and the Occidental Parties further agree, upon request, to provide the other with all information that such Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

     7.8 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Occidental Partner Subs shall be terminated as of the Closing Date and, after the Closing Date, the Occidental Partner Subs shall not be bound thereby or have any liability thereunder.

     7.9 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid 50% by the Occidental Parties or their Affiliate and 50% by the Purchaser when due, and the Occidental Parties will, and will cause their Affiliates to, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     7.10 Audits. Occidental shall fully inform Oxy LP2 regarding issues raised during any audit of Occidental's consolidated federal income Tax Returns to the extent that such returns and such issues relate to the Occidental Partner Subs. Occidental shall not settle any such audit in a manner which would cause Oxy LP2 to include a material item of income in its taxable income in a taxable year ending after the Closing Date without: (i) paying to the Company an amount equal to the present value (calculated using a discount rate equal to LIBOR plus 150 basis points) of the Tax attributable to such increase in taxable income; or
(ii) obtaining the prior written consent of the Company, which consent shall not unreasonably be withheld.

     7.11 Carrybacks. The Purchaser and its Affiliates agree to make a proper and binding irrevocable election under Treasury Regulation Section 1.1502-21(b)(3)(ii)(B) on the Purchaser's consolidated federal income tax return to waive the carryback of net operating losses of Oxy LP2 and Oxy GP to taxable years in which Oxy LP2 and Oxy GP were members of Occidental's consolidated federal income tax return.

     7.12 Post Closing Elections. At the request of Occidental, the Purchaser shall cause Oxy LP2 and Oxy GP to make or join with Occidental in making any election if the making of such election does not have an adverse impact on the Purchaser or any Occidental Partner Sub for any post-acquisition Tax period.

     7.13 Consistent Tax Treatment. For all federal and state tax reporting purposes, the Occidental Parties and the Purchaser shall maintain the following positions (except to the extent that such Party receives an opinion from nationally recognized tax counsel that, as a result of a change in applicable law after the date hereof, there is no reasonable basis for maintaining such position):

          (a) The purchase and sale of the Oxy LP1 Interests, the Oxy LP2 Shares and the Oxy GP Shares are all taxable sales and none of such transactions qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Code; and

          (b) For all purposes of Subchapter K of the Code, the past practices used to allocate the recourse and nonrecourse liabilities of the Partnership among its partners are proper.

     7.14 Refunds. If the Purchaser or its Affiliate receives a Tax refund with respect to Tax of an Occidental Partner Sub arising in a Pre-Closing Tax Period, the Purchaser shall pay (or cause its Affiliate to pay), within the 30 calendar days following the receipt of such Tax refund, the amount of such Tax refund to OCHC. If Occidental or its Affiliate receives a Tax refund with respect to Tax of an Occidental Partner Sub arising in any Tax period other than a Pre-Closing Tax Period, within 30 days following the receipt of such Tax refund, Occidental or its Affiliate shall pay the amount of such Tax refund to the Purchaser.

                                    SECTION 8
                              CONDITIONS TO CLOSING

     8.1 Conditions Precedent to Obligations of Both Parties. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) No Injunction, etc. No Legal Requirement of any Authority shall be in effect that materially restrains, enjoins or otherwise prohibits: (i) the transactions contemplated hereby; or (ii) the ownership by the Purchaser (including enjoyment of any rights relating thereto) of the Partner Sub Stock; and no Proceeding seeking any such Legal Requirement shall be pending; provided that before any determination is made to the effect that this condition has not been satisfied, each Party shall each use commercially reasonable efforts to have such Legal Requirement lifted, vacated or dismissed.

          (b) HSR Act. The waiting period applicable to the Closing under the HSR Act shall have expired or been terminated without the imposition of any condition or restriction on such expiration or termination.

     8.2 Conditions Precedent to Obligations of Occidental Parties. The obligations of the Occidental Parties under this Agreement are subject to the satisfaction (or written waiver by the Occidental Parties) on or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. Notwithstanding any investigation, inspection or evaluation conducted or notice or Knowledge obtained by any Occidental Party, all representations and warranties of the Purchaser contained in this Agreement that contain qualifications and exceptions relating to materiality or a Purchaser Material Adverse Effect shall be true and correct on and as of the Closing Date, and all other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (b) Performance of Agreements. The Purchaser shall in all material respects have performed and complied with all obligations and agreements contained in this Agreement, and executed all agreements and documents (including the Related Purchase Agreements) to be performed, complied with or executed by it on or prior to the Closing Date.

          (c) No Material Adverse Change. After the date of this Agreement, no event, occurrence or other matter shall have occurred that is reasonably likely to have a Purchaser Material Adverse Change.

          (d) Third Party Consents. All Consents of any third party listed on
     Schedule 8.2(d) shall have been obtained.

          (e) Officer's Certificate. Occidental shall have received a certificate, dated the Closing Date, signed by the President or a Vice President of the Purchaser, to the effect that, to the knowledge of such officer, the conditions specified in the above paragraphs have been fulfilled.

          (f) Execution of Parent Agreement. The Purchaser shall have executed a copy of the Parent Agreement pursuant to Section 2.2(e) of the Parent Agreement and shall have complied with all other applicable requirements of
     Section 2.2(e) of the Parent Agreement.

     8.3 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the satisfaction (or written waiver by the Purchaser) on or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. Notwithstanding any investigation, inspection or evaluation conducted or notice or Knowledge obtained by the Purchaser, all representations and warranties of the Occidental Parties contained in this Agreement that contain qualifications and exceptions relating to materiality or to an Occidental Material Adverse Effect shall be true and correct on and as of the Closing Date, and all other representations and warranties of the Occidental Parties contained in this Agreement shall be true and correct in all material respects as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; except that the representations in Sections

     4.5(a) through (e) as they relate to Oxy LP1 need not be true and correct as of the Closing Date.

          (b) Performance of Agreements. Each Occidental Party, Oxy LP2 and Occidental shall in all material respects have performed and complied with all obligations and agreements contained in this Agreement and executed all agreements and documents (including the Related Purchase Agreements) to be performed, complied with or executed by it or them on or prior to the Closing Date, including the covenants set forth in Section 1.2.

          (c) No Material Adverse Change. After the date of this Agreement, no event, occurrence or other matter shall have occurred that is reasonably likely to have an Occidental Material Adverse Change.

          (d) FIRPTA Affidavit. Each Occidental Party shall have delivered to the Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to (S).1445 of the Code stating that such seller is not a "foreign person" as defined in (S).1445 of the Code.

          (e) Third Party Consents. All Consents of any third party listed on
     Schedule 8.3(e) shall have been obtained.

          (f) Officer's Certificate. The Purchaser shall have received a certificate, dated the Closing Date from each Occidental Party, signed by the President or a Vice President of the applicable Occidental Party, to the effect that, to the knowledge of such officer, the conditions specified in the above paragraphs have been fulfilled.

          (g) Financing. The Purchaser shall have consummated the transactions described in any definitive agreement referred to in Section 5.5 and the Purchaser shall have received the funds as provided therein.

                                    SECTION 9
                                   TERMINATION

     9.1 General. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

          (a) by the written consent of the Parties;

          (b) by the Purchaser if there has been a material misrepresentation or a breach of an agreement by any Occidental Party in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy any condition to Closing set forth in
     Section 8.3(a) or (b) and (ii) has not been cured and cannot reasonably be cured by the earlier of (x) 30 days after all other conditions to Closing have been satisfied and (y) the Termination Date;

          (c) by any Occidental Party if there has been a material misrepresentation or a breach of an agreement by the Purchaser in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy any condition to Closing set forth in Section 8.2(a) or (b) and (ii) has not been cured and cannot reasonably be cured by the earlier of (x) 30 days after all other conditions to Closing have been satisfied and (y) the Termination Date;

          (d) by the Purchaser or any Occidental Party in the event that the Closing does not occur for any reason on or before 90 days after the date hereof, as such 90-day period may be extended for up to an additional 120 days upon request of any Party (the "Termination Date"). The right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date unless the failure to Close by such date is due to a breach by both of the Parties (in which case the Purchaser or any Occidental Party may terminate this Agreement as provided by Sections 9.1(b) or 9.1(c), respectively); or

          (e) by any Party if it becomes impossible to satisfy any condition to that party's performance set forth in Sections 8.2 or 8.3.

Any right of termination set forth above shall be exercised by written notice from the terminating Party to each other Party.

     9.2 Effect of Termination. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any Party, its Affiliates or their respective officers or directors; provided, however, that upon any such termination, the obligations of the Parties with respect to this Section 9.2 and Sections 11.6, 11.11, 11,13 and
11.14 shall remain in full force and effect; and provided, further, that nothing herein will relieve any Party from liability for damages for any breach of this Agreement.

                                   SECTION 10
                          SURVIVAL AND INDEMNIFICATION

     10.1 Survival.

          (a) The representations and warranties of the Parties contained in this Agreement or in any Related Purchase Agreement shall not survive the Closing, except that (i) the representations and warranties contained in Sections 4.5 and 4.6 shall survive indefinitely, together with any associated right of indemnification pursuant to Section 10.3, (ii) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 5.1, 5.2, 5.3, 5.4, 5.6, 5.7 and 5.8 shall survive two years after the Closing, and shall thereafter terminate, together with any associated right of indemnification pursuant to Sections 10.2 or 10.3 and (iii) the representations and warranties relating to Taxes or contained in Section
     4.7 shall survive until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), and shall thereafter terminate, and the associated right of indemnification pursuant to Section
     10.3 shall terminate at the end of the period set forth in Section 7.4.

          (b) Except as expressly provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement or in any Related Purchase Agreement shall not be limited or affected by any investigation undertaken by a Party, and shall survive indefinitely, together with any associated right of indemnification.

     10.2 Indemnification by the Purchaser.

          (a) From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Occidental Indemnified Parties from, against and in respect of any losses, claims, damages, fines, penalties, assessments by public agencies, settlement, cost or expenses (including reasonable attorneys' fees) and other liabilities (any of the foregoing being a "Loss"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

               (i) any breach of any representation or warranty of the Purchaser in this Agreement that survives the Closing; and

               (ii) any breach of any covenant or agreement of the Purchaser in this Agreement.

          (b) Notwithstanding the foregoing, the Purchaser shall not have any liability with respect to breaches of representations and warranties in this Agreement (i) of which the Occidental Parties have Knowledge as of the Closing Date or (ii) under Section 10.2(a)(i) unless the aggregate of all Losses for which the Purchaser would, but for this Section 10.2(b)(i), be liable exceeds on a cumulative basis an amount equal to 1% of the purchase price paid pursuant to Section 2.2; provided, however, that after such amount is reached the Purchaser shall be responsible for the full amount of such Loss.

     10.3 Indemnification by the Occidental Parties.

          (a) From and after the Closing, the Occidental Parties shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of any Loss, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

               (i) any breach of any representation or warranty of the Occidental Parties in this Agreement that survives the Closing; and

               (ii) any breach of any covenant or agreement of the Occidental Parties in this Agreement.

          (b) Notwithstanding the foregoing, the Occidental Parties shall not have any liability with respect to breaches of representations and warranties in this Agreement (i) of which the Purchaser has Knowledge as of the Closing Date or (ii) under Section 10.3(a)(i) unless the aggregate of all Losses for which the Occidental Parties would, but for this Section 10.3(b)(i), be liable exceeds on a cumulative basis an amount equal to 1% of the purchase price paid pursuant to Section 2.2; provided, however, that after such amount is reached the Occidental Parties shall be responsible for the full amount of such Loss.

     10.4 Mutual Indemnity. From the date hereof through the twenty-first anniversary hereof:

          (a) The Purchaser hereby agrees to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless the Occidental Indemnified Parties from, against and in respect of any Loss incurred by any of the Occidental Indemnified Parties arising out of, in connection with, or relating to, any Third Party Claim (whether in contract, tort, statute or otherwise) arising out of, in connection with, or relating to the failure of the Purchaser or any of its Affiliates to give notice to, obtain any consent of, or obtain any waiver by, or any breach by the Purchaser or any of its Affiliates of any obligation owing to, any Person, in each case with respect to the Purchaser or its Affiliates' entering into this Agreement or performing their respective obligations hereunder.

          (b) Each of the Occidental Parties agrees, and Occidental agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of any Loss incurred by any of the Purchaser Indemnified Parties arising out of, in connection with, or relating to, any Third Party Claim (whether in contract, tort, statute or otherwise) arising out of, in connection with, or relating to the failure of an Occidental Party or any of its Affiliates to give notice to, obtain any consent of, or obtain any waiver by, or any breach by an Occidental Party or any of its Affiliates of any obligation owing to, any Person, in each case with respect to such Occidental Party's or its Affiliates' entering into this Agreement or performing their respective obligations hereunder.

     10.5 Mitigation; Limitation on Consequential, Punitive and Exemplary Damages; Exclusive Remedy.

          (a) Each of the Parties shall mitigate, and shall cause each of its Affiliates to mitigate, any Loss that such Party or its Affiliates may suffer as a consequence of any matter giving rise to a right to indemnification against any other Party or its Affiliates under Section 10 by taking all actions which a reasonable person would undertake to minimize or alleviate the amount of such Loss and the consequences thereof, as if such Person would be required to suffer the entire amount of such Loss and the consequences thereof by itself, without recourse to any remedy against another Person, including pursuant to any right of indemnification hereunder.

          (b) Notwithstanding any other provision of this Agreement, no Indemnifying Party nor its Affiliates nor their respective agents, employees or representatives shall be liable under Section 10 for consequential, incidental, indirect or punitive damages or lost profits in connection with direct claims by an Indemnified Party (i.e., a claim by an Indemnified Party that does not seek reimbursement for a Third Party Claim paid or payable by the Indemnified Party) with respect to the indemnification obligations under this Agreement unless any such claim arises out of the fraudulent actions of an Indemnifying Party or its Affiliates.

          (c) The rights provided to each Indemnified Party pursuant to this
     Section 10, as limited by and subject to the provisions of this Section 10, shall be such Indemnified Party's sole remedy for breach of any representation or warranty by or covenant or obligation of any Indemnifying Party under this Agreement or any Related Purchase Agreement.

     10.6 EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER SECTION 10.4 IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.

     10.7 Procedures.

          (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Sections 7.3, 10.2 and 10.3, such Indemnified Party shall deliver written notice of a claim for indemnification with reasonable promptness to the Indemnifying Party, which notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible and the basis of the Indemnified Party's request for indemnification hereunder; provided that any failure to timely give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section 10.7(a) except to the extent that such failure prejudices or impairs, in any material respect, any of the rights or obligations of the Indemnifying Party. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, the Indemnified Party may initiate a judicial proceeding in accordance with the conditions set forth in Sections 11.10, 11.13 and 11.14.

          (b) If an Indemnified Party is notified of a Third Party Claim which may give rise to a claim for indemnification against any Indemnifying Party under Section 10.4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing (including copies of all papers served with respect to such Third Party Claim), which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to such Third Party Claim to the extent feasible and the basis of the Indemnified Party's request for indemnification hereunder; provided that any failure to timely give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section 10.6(b) except to the extent that such failure prejudices or impairs, in any material respect, any of the rights or obligations of the Indemnifying Party.

          (c) Any Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party failed to assume the defense and employ counsel or failed to diligently prosecute or settle the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, by making any counterclaim against the person or entity asserting the Third Party Claim or any cross-complaint against any person or entity, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall be the sole judge of the acceptability of any compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, provided that the Indemnifying Party shall give the Indemnified Party reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. The Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder) shall reimburse the Indemnified Party for its reasonable out of pocket costs incurred with respect to such cooperation.

          (d) If the Indemnifying Party fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of subparagraph (c), or if the Indemnifying Party assumes the defense of the Indemnified Party pursuant to subparagraph
     (c) but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided that the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

          (e) Notwithstanding the other provisions of this Section 10.7, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 10.7 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.7 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of the litigation concerning such dispute. If a dispute over potential liability is resolved in favor of the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party in full for all costs of the litigation concerning such dispute.

          (f) After it has been determined, by acknowledgment, agreement, or ruling of court of law, that an Indemnifying Party is liable to the Indemnified Party under this Section 10, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of the Loss within ten Business Days of receipt by the Indemnifying Party of a notice reasonably itemizing the amount of the Loss but only to the extent actually paid or suffered by the Indemnified Party.

          (g) In the event a Third Party Claim is brought in which the liability as between the Purchaser and an Occidental Party or its Affiliates is alleged to be joint or in which the entitlement to indemnification under this Section 10 has not been determined, the Purchaser and the appropriate Occidental entity shall cooperate in the joint defense of such Third Party Claim and shall offer to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such matter. Such joint defense shall be under the general management and supervision of the Party which is expected to bear the greater share of the liability, unless otherwise agreed; provided, however, that no Party shall settle or compromise any such joint defense matter without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Any uninsured costs of such joint defense shall be borne as the Parties may agree, provided, however, that in the absence of such agreement, the defense costs shall be borne by the Party incurring such costs; provided, further, that, if it is determined that one Party was entitled to indemnification under this Section 10, the other Parties shall reimburse the Party entitled to indemnification for all of its costs incurred in connection with such defense.

     10.8 Termination of Indemnification. The obligations to indemnify and hold harmless any Party pursuant to Section 10.2 and 10.3 shall terminate when the applicable representation, warranty or covenant terminates pursuant to the terms of this Agreement; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to
Section 10.7 to the Indemnifying Party (which notice shall identify the representation or warranty claimed to have been inaccurate, or the covenant claimed to have been breached, and shall state with reasonable particularity the nature of the asserted inaccuracy or breach).

                                   SECTION 11
                                  MISCELLANEOUS

     11.1 Successors and Assigns. No Party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of all of the other Parties, which consent shall be in the sole and absolute discretion of each such Party. Any purported assignment or delegation without such consent shall be void and ineffective. This Agreement shall be binding upon and inure to the benefit of the successors of each of the Parties.

     11.2 Benefits of Agreement Restricted to Parties. This Agreement is made solely for the benefit of the Parties, and no other Person (including each Party's employees and stockholders) shall have any right, claim or cause of action under or by virtue of this Agreement.

     11.3 Notices. All notices, requests and other communications (collectively, the "Notices") made pursuant to this Agreement shall be in writing and signed and correctly dated by the Party sending such Notice. All Notices shall be delivered personally (by courier or otherwise) or by facsimile to the receiving Party at the applicable address or facsimile number set forth below:

          If to the Purchaser:

                  Lyondell Chemical Company
                  1221 McKinney Street, Suite 700
                  Houston, Texas 77010
                  Attention: Gerald A. O'Brien
                  Telecopy Number:  713-309-7312

                  with a copy to:

                  Lyondell Chemical Company
                  1221 McKinney Street, Suite 700
                  Houston, Texas 77010
                  Attention: General Counsel
                  Telecopy Number: 713-652-4538

                  and:

                  Baker Botts L.L.P.
                  910 Louisiana Street
                  Houston, Texas 77002
                  Attention: Stephen A. Massad
                  Telecopy Number: 713-229-1522

          If to an Occidental Party:

                   such Occidental Party
                   c/o Occidental Chemical Holding Corporation
                   5005 LBJ Freeway
                   Dallas, TX  75244
                   Attention: General Counsel
                   Telecopy Number: 972-404-4155

          If to Occidental:

                   Occidental Petroleum Corporation
                   10889 Wilshire Boulevard
                   Los Angeles, CA 90024
                   Attention: General Counsel
                   Telecopy Number: 972-404-4155

Any Notice delivered personally shall be deemed to have been given on the date it is so delivered, or upon attempted delivery if acceptance of delivery is refused, and any Notice delivered by facsimile shall be deemed to have been given on the first Business Day it is received by the addressee (or, if such Notice is not received during regular business hours of a Business Day, at the beginning of the next such Business Day). The address and facsimile numbers set forth above may be changed by a Party by giving Notice of such change of address or facsimile number in the manner set forth in this Section 11.3.

     11.4 Severability. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect. If the economic and legal substance of the transaction contemplated hereby is affected in any materially adverse manner as to any of the Parties, and the Parties cannot agree on a lawful substitute provision, the adversely affected Party shall have the right to terminate this Agreement immediately upon notice to the other Parties.

     11.5 Press Releases. Unless otherwise mutually agreed, no Party shall make or authorize any public release of information regarding the Partnership or any other matters contemplated by, or any provisions or terms of, this Agreement except that (a) a press release or press releases in mutually agreed upon form or forms shall be issued by the Parties as promptly as is practicable following the execution of this Agreement, (b) the Parties may, after consultation with each other, communicate with employees, customers, suppliers, stockholders, lenders, lessors, and other particular groups as may be necessary or appropriate and not inconsistent with the prompt consummation of the transactions contemplated by this Agreement and (c) after consultation with the other Parties, any Party may make any release that is required by any Legal Requirement or stock exchange rule or as necessary for the assertion or enforcement of contractual rights.

     11.6 Confidentiality Agreement.

          (a) Nothing in this Agreement shall be construed as impairing or otherwise limiting the obligations assumed pursuant to any confidentiality agreement between the parties hereto.

          (b) In addition to the obligations of each Party set forth in Section 11.6(a), each Occidental Party, from and after the Closing, with respect to itself and to its Affiliates, agrees and covenants with the Purchaser that it will keep confidential, and cause its and its Affiliates' respective officers, directors, employees and advisors to keep confidential, all information provided after the Closing Date relating to the Occidental Partner Subs and all information relating to the operations and business of the Partnership, except, in each case, as required by applicable law or administrative process (to the extent so required) (in which case the legally obligated Occidental Party shall promptly notify the Purchaser and give the Purchaser an opportunity to oppose such disclosure) and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 11.6(b). The covenants set forth in this Section 11.6(b) shall be effective as of Closing Date and shall terminate ten years after the Closing Date.

     11.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges and supercedes all their prior discussions, agreements and understandings related to this subject matter.

     11.8 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction;
(ii) no consideration shall be given to the fact or presumption that any of the Parties had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) references in this Agreement to Sections, Appendices and Schedules shall be deemed to be references to Sections of, and Appendices and Schedules to, this Agreement unless the context shall otherwise require; (vii) all Appendices and Schedules attached to this Agreement shall be deemed incorporated herein as if set forth in full herein; (viii) the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ix) references to a Person are also to its permitted successors and permitted assigns; and (x) unless otherwise expressly provided, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

     11.10 Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

     11.11 Transaction Costs. Each Party shall be solely responsible for and bear all of its own respective costs, fees and expenses.

     11.12 Amendment. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the Parties. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action or compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     11.13 Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES SHALL MAINTAIN THE APPOINTMENT OF SUCH AGENT (OR A SUBSTITUTE AGENT) FROM THE DATE HEREOF UNTIL THE EARLIER OF THE CLOSING DATE OR THE TERMINATION OF THIS AGREEMENT AND SATISFACTION OF ALL OBLIGATIONS HEREUNDER. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS.

     11.14 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

     11.15 Special Joinder by Oxy LP2. Oxy LP2 is a party to this Agreement for the sole purpose of evidencing its agreement to be bound by the provisions set forth in Section 6.8 and shall not have any rights under this Agreement or any other obligations under this Agreement.

     11.16 Special Joinder by Occidental. Occidental is a party to this Agreement for the sole purpose of evidencing its agreement to be bound by the provisions set forth in Sections 6.6, 6.8, 7, 10.4 and 10.7 and shall not have any rights under this Agreement or any other obligations under this Agreement.

     11.17 Further Assurances. From time to time, at the request of any other Party, each Party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, this Occidental Partner Sub Purchase Agreement has been executed on behalf of each of the Parties, by their respective officers thereunto duly authorized, effective as of the date first written above.

                                  LYONDELL CHEMICAL COMPANY

                                        /s/ T. Kevin DeNicola
                                  By:  ________________________________________
                                       Name:   T. Kevin DeNicola
                                       Title:  Senior Vice President, Chief
                                               Financial Officer

                                  OCCIDENTAL CHEMICAL HOLDING CORPORATION

                                        /s/ James R. Havert
                                  By:  ________________________________________
                                       Name:  James R. Havert
                                       Title: Vice President and Treasurer

                                  OXY CH CORPORATION

                                        /s/ James R. Havert
                                  By:  ________________________________________
                                       Name:  James R. Havert
                                       Title: Vice President and Treasurer

                                  OCCIDENTAL CHEMICAL CORPORATION

                                        /s/ James R. Havert
                                  By:  ________________________________________
                                       Name:  James R. Havert
                                       Title: Vice President and Treasurer

                                  SPECIAL JOINDER PURSUANT TO
                                  SECTION 11.15

                                  OCCIDENTAL PETROCHEM PARTNER 2, INC.

                                        /s/ James R. Havert
                                  By:  ________________________________________
                                       Name:  James R. Havert
                                       Title: Vice President and Treasurer

                                  SPECIAL JOINDER PURSUANT TO
                                  SECTION 11.16

                                  OCCIDENTAL PETROLEUM CORPORATION

                                        /s/ James R. Havert
                                  By:  ________________________________________
                                       Name:  James R. Havert
                                       Title: Vice President and Treasurer

                                   APPENDIX A
                                       TO
                    OCCIDENTAL PARTNER SUB PURCHASE AGREEMENT

                                   DEFINITIONS

         "$75 Million Note" shall mean that certain Unsecured Promissory Note dated as of the Closing Date by OCHC in the amount of $75 million.

         "1999 Indemnity Letter Agreement" shall mean the Letter Agreement dated as of February 16, 1999 between the Partnership and OCC providing for the OCC Indemnity.

         "1999 OCC Indemnity" shall have the meaning set forth in the 1999 Indemnity Letter Agreement.

         "Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that for purposes of this Agreement neither the Partnership nor any entity controlled by it shall be considered an Affiliate of the Purchaser or of an Occidental Party. For purposes of this definition, the term "control" shall have the meaning set forth in 17 CFR 230.405, as in effect on the date hereof.

         "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

         "Agent" shall have the meaning set forth in Section 11.13.

         "Agreement" shall mean this Occidental Partner Sub Purchase Agreement entered into between the Parties as of the date hereof.

         "Alternate Cash Consideration" shall mean the greatest of: (a) a cash payment equal to 5.4 million shares of Lyondell Common Stock multiplied by the Applicable Price of such shares on the effective date of the Lease Termination Event; provided, however, that such cash payment obligation may be satisfied in accordance with the terms of Section 5.8 of the Securities Purchase Agreement; or (b) if there is a No Rebuilding Termination, the Proceeds.

         "Applicable Price" shall mean, for any shares at any date, the average of the Daily Prices for such shares for the 10 consecutive Business Days immediately preceding such date.

         "Appraisal" shall mean the American Appraisal Associates appraisal of the Lake Charles Facility prepared for Occidental dated February 21, 2002.

         "Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private).

         "Business Day" shall mean any day the New York Stock Exchange, Inc. is open for business.

         "CITGO" shall have the meaning set forth in Section 6.9(a)(ii).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement.

         "Closing Date" shall have the meaning set forth in Section 3.1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Consent" shall mean any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any other Person or any Authority, or any expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party in connection with (i) the execution and delivery of this Agreement or (ii) the consummation of any of the transactions provided for hereby.

         "Daily Price" shall mean, on any day, the average (calculated to the nearest thousandth) of the high and low per share sales prices of Lyondell Common Stock for such day for sales conducted regular way on the New York Stock Exchange, Inc., as such prices are reported on www.nysenet.com or, if not reported thereby, another authoritative source.

         "Encumbrance" shall mean any preferential right, lien, charge, encumbrance, security interest, title defect, option or any other restriction or third-party right.

         "Escrow Agent" shall mean The Bank of New York.

         "Escrow Agreement" shall mean that certain Escrow Agreement substantially in the form of Exhibit A to be entered into as of the Closing Date between the Escrow Agent, OCHC and the Purchaser.

         "Filing" shall mean any filing with any Person or any Authority required with respect to any Party in connection with (i) the execution and delivery of this Agreement or (ii) the consummation of any of the transactions provided for hereby.

         "First OCC Interim Indemnity" shall have the meaning set forth in the 1999 Indemnity Letter Agreement.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Government License" shall mean, with respect to any Person, all licenses, permits or franchises issued by any Authority relating to the operation, development, use, maintenance or occupancy of the facilities or any other asset of such Person's business to the extent that such licenses, permits or franchises relate principally to the normal operation and conduct of such Person's business.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Parties" shall mean the Purchaser Indemnified Parties and the Occidental Indemnified Parties.

         "Indemnifying Parties" shall mean the Party against whom indemnity is sought.

         "Knowledge" shall mean with respect to any Party, the actual knowledge of any of its corporate officers.

         "Lake Charles Facility" means the Plant Site, Plant, Pipeline and the Other Assets (each as defined in the LC Lease).

         "LC Lease" shall mean that certain Lease Agreement dated May 15, 1998 between OCC, as lessor, and Oxy LP1, as lessee.

         "Lease Termination Event" shall mean any time that the LC Lease is terminated, expires or is otherwise not in force and effect (other than a No Rebuilding Termination), as such is interpreted in the Partnership Agreement.

         "Legal Requirement" shall mean any law, statute, rule, ordinance, decree, regulation, requirement, temporary or permanent injunction order or judgment of any Authority including the terms of any Government License.

         "Loss" shall have the meaning set forth in Section 10.2(a).

         "Lyondell" shall mean Lyondell Chemical Company, a Delaware corporation.

         "Lyondell Common Stock" shall mean the shares of common stock of Lyondell that are traded on the New York Stock Exchange, Inc.

         "Make Whole Amount" shall have the meaning set forth in Section 6.9(e).

         "Millennium" shall mean Millennium Chemicals, Inc., a Delaware corporation.

         "No Rebuilding Termination" shall have the meaning set forth in the Partnership Agreement.

         "Notice" shall have the meaning set forth in Section 11.3.

         "OCC" shall have the meaning set forth in the preamble to this Agreement.

         "OCC Indemnity" shall mean at any time whichever, if any, is then outstanding of the 1999 OCC Indemnity, the First OCC Interim Indemnity and the Second OCC Interim Indemnity.

         "Occidental" shall mean Occidental Petroleum Corporation, a Delaware corporation.

         "Occidental Affiliated Group" shall have the meaning set forth in
Section 4.7(h).

         "Occidental Indemnified Parties" shall mean the Occidental Parties and their Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives.

         "Occidental Material Adverse Change" shall mean a material adverse change in the financial condition, results of operations, assets or business of the Partnership or the Occidental Partner Subs (including their interest in the Partnership), taken as a whole, excluding changes resulting from (i) economic or political conditions that affect the world or any regional economy generally,
(ii) any change in raw materials prices, product prices or industry capacity or
(iii) any other matter of industry-wide application that affects the Partnership and industry participants whose businesses are comparable thereto in a substantially similar way.

         "Occidental Material Adverse Effect" shall mean any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to (i) the financial condition, results of operations, assets or business of the Occidental Partner Subs (including their interest in the Partnership), taken as a whole or (ii) the ability of Occidental or any Occidental Party to perform its obligations under this Agreement.

         "Occidental Parent" shall have the meaning set forth in the recitals to this Agreement.

         "Occidental Parties" shall mean OCHC, Oxy CH and OCC and, for purposes of Sections 6.6, 6.9, 7, 10.4 and 10.7, Occidental and, for purposes of Section 6.8, Oxy LP2.

         "Occidental Partner Subs" shall have the meaning set forth in the recitals to this Agreement.

         "OCHC" shall have the meaning set forth in the preamble to this Agreement.

         "Oxy CH" shall have the meaning set forth in the preamble to this Agreement.

         "Oxy GP" shall have the meaning set forth in the recitals to this Agreement.

         "Oxy GP Shares" shall mean all of the issued and outstanding shares of common stock, par value $1.00 per share, of Oxy GP as of the date hereof.

         "Oxy LP1" shall have the meaning set forth in the recitals to this Agreement.

         "Oxy LP1 Interests" shall mean all of the issued and outstanding limited liability company interests of Oxy LP1 as of Closing.

         "Oxy LP1 Shares" shall mean all of the issued and outstanding shares of common stock, par value $1.00 per share, of Oxy LP1 as of the date hereof.

         "Oxy LP2" shall have the meaning set forth in the recitals to this Agreement.

         "Oxy LP2 Shares" shall mean all of the issued and outstanding shares of common stock, par value $1.00 per share, of Oxy LP2 as of Closing.

         "Parent" shall have the meaning set forth in the recitals to this Agreement.

         "Parent Agreement" shall mean the Amended and Restated Parent Agreement dated May 15, 1998 among OCC, Oxy CH, Occidental, Lyondell, Millennium and the Partnership, as amended by a First Amendment to Amended and Restated Parent Agreement dated June 30, 1998 and modified by an Assignment and Assumption Agreement dated June 19, 1998 among OCC, Oxy CH and OCHC.

         "Parties" shall mean the Purchaser and the Occidental Parties.

         "Partner Sub Stock" shall mean (i) for purposes of the date hereof, the Oxy LP1 shares, Oxy LP2 Shares and Oxy GP Shares and (ii) for purposes of the Closing Date, the Oxy LP1 Interests, Oxy LP2 Shares and Oxy GP Interests.

         "Partnership" shall have the meaning set forth in the recitals to this Agreement.

         "Partnership Agreement" shall mean the Amended and Restated Partnership Agreement of the Partnership dated as of August 24, 2001.

         "Person" shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization.

         "Plant Put Option Agreement" shall mean that certain Option to Sell Petrochemical Plant Agreement substantially in the form of Exhibit B to be entered into as of the Closing Date between OCC and the Purchaser.

         "Plant ROFR" shall have the meaning set forth in Section 6.9(a)(i).

         "Plant Sale Agreement" shall mean that certain Purchase and Sale Agreement for the Lake Charles Facility the form of which is attached to the Plant Put Option Agreement.

         "Plant Transfer" shall mean the conveyance of the Lake Charles Facility under and pursuant to the Plant Sale Agreement.

         "Pre-Closing Tax Period" shall have the meaning set forth in Section
7.3.

         "Proceeding" shall mean any action, suit, claim or legal, administrative or arbitration proceeding or governmental investigation to which any Party or an Affiliate is a party.

         "Proceeds" shall have the meaning set forth in the Partnership
Agreement.

         "Purchaser" shall have the meaning set forth in the preamble to this Agreement.

         "Purchaser Indemnified Parties" shall mean the Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives.

         "Purchaser Material Adverse Change" shall mean a material adverse change in the financial condition, results of operations, assets or business of the Purchaser and its Subsidiaries taken as a whole, excluding changes resulting from (i) economic or political conditions that affect the world or any regional economy generally, (ii) any change in raw materials prices, product prices or industry capacity or (iii) any other matter of industry-wide application that affects the Purchaser and its Subsidiaries taken as a whole and industry participants whose businesses are comparable thereto in a substantially similar way.

         "Purchaser Material Adverse Effect" shall mean any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to (i) the financial condition, results of operations, assets or business of the Purchaser and its Subsidiaries taken as a whole or (ii) the ability of the Purchaser to perform its obligations under this Agreement.

         "Put Right" shall have the meaning set forth in Section 6.9(d).

         "Related Purchase Agreements" shall mean the Escrow Agreement, the Plant Put Option Agreement and the $75 Million Note.

         "ROFRs" shall have the meaning set forth in Section 6.9(a)(i).

         "Second OCC Interim Indemnity" shall have the meaning set forth in the 1999 Indemnity Letter Agreement.

         "Section 14 Escrow" shall mean the escrow account established pursuant to the Escrow Agreement attached hereto as Exhibit A and containing the $75 Million Note.

         "Subsidiary" shall mean, with respect to any Party, any Person of which such Party, either directly or indirectly, owns 50% or more of the equity or voting interests.

         "Tax" shall mean all taxes, charges, fees, levies or other assessment imposed by any tax Authority, including, but not limited to, income, surtax, remittance taxes, gross receipts, excise, profits, premium, property, sales, use, transfer, occupation, employment, unemployment, disability, payroll, license, ad valorem, value added, withholding, social security, registration, national insurance (or other similar contributions or payments), stamp taxes, customs duty, environmental taxes (including taxes under Section 59A of the Code), capital stock, franchise, severance, alternative or add-on minimum tax, estimated taxes, and any similar taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

         "Tax Return" shall mean any return, form, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Date" shall have the meaning set forth in Section 9.1(d).

         "Third Party Claim" shall mean any allegation, claim, civil or criminal action, proceeding, charge or prosecution brought by a person other than the Partnership, any of its partners or their respective Affiliates.

         "Transfer" shall mean to sell, assign or otherwise in any manner dispose of, whether by act, deed, merger or otherwise. The defined term "Transfer" is used herein both as a noun and as a verb.

         "Units" shall mean units representing interests in the Partnership as provided for in the Partnership Agreement.

                                    SCHEDULES

                                       to

                    OCCIDENTAL PARTNER SUB PURCHASE AGREEMENT

1.2   ORGANIZATION, CAPITALIZATION, TITLE

      1.2(a) and (b) Organization, Capitalization and Title - Oxy LP1:

             OXY LP1: Occidental Petrochem Partner 1, Inc.

                      Delaware limited liability company

                      [capitalization to come before Closing]

      1.2(d) Encumbrances - Partner Sub Stock at Closing:

             Section 14 of the Partnership Agreement

             The Parent Agreement

2.2   ALLOCATION OF PURCHASE PRICE

      Amount to be delivered at Closing:

             OCC      $ 98,783,728.81

             Oxy CH    341,226,271.19
                      ===============

             Total    $440,010,000.00

4     EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF OCCIDENTAL PARTIES

      4.5(a) and (b) Organization, Capitalization and Title - Occidental Partner Subs at Signing:

             OXY LP1: Occidental Petrochem Partner 1, Inc.

                      Delaware corporation

                      1000 shares of common stock, par value $1.00, issued and outstanding.

                                  Schedules-1

              OXY LP2:  Occidental Petrochem Partner 2, Inc.

                        Delaware corporation

                        1000 shares of common stock, par value $1.00, issued and outstanding.

              OXY GP:   Occidental Petrochem Partner GP, Inc.

                        Delaware corporation

                        1000 shares of common stock, par value $1.00, issued and outstanding.

       4.5(d) Encumbrances - Partner Sub Stock at Signing:

              Section 14 of the Partnership Agreement

              The Parent Agreement

       4.5(f) Contracts and Agreements:

              The Related Agreements (as defined in the Master Transaction Agreement dated May 15, 1998 between the Partnership, Occidental, Lyondell and Millennium) to which an Occidental Partner Sub is a party.

       4.6    Encumbrances and Transfer Restrictions - Units:

              The Partnership Agreement

4.6    PARTNERSHIP UNITS

       OXY LP1:      6,623 Units

       OXY LP2:     22,876 Units

       OXY GP:           1 Unit

4.7(e) TAX BASIS

       OXY LP1:      (i)    $0
                     (ii)   $0
                     (iii)  $0

       OXY LP2:      (i)    $0
                     (ii)   $0
                     (iii)  $0

                                   Schedules-2

       OXY LP3:  (i)      $0
                 (ii)     $0
                 (iii)    $0

5      EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       None.

5.5    FINANCING

       The Securities Purchase Agreement dated July 8, 2002 between Lyondell and OCHC providing for the sale of Lyondell securities and contingent consideration to OCHC for an aggregate purchase price of $440,000,000.

8.2(d) OCCIDENTAL CONSENTS

       None.

8.3(e) PURCHASER CONSENTS

       None.

                                   Schedules-3